Exhibit 99.1

Liquidity Services, Inc. Q1 2016 Earnings Call

Operator: Good day ladies and gentlemen and welcome to the Liquidity Services, Inc. Q1 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and- answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this call may be recorded.

I would now like to introduce your host for today’s conference, Julie Davis, Senior Director of Investor Relations. Please go ahead.

Julie Davis

Senior Director-Investor  Relations

Thank you, Kristy. Hello and welcome to our first quarter fiscal year 2016 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, February 4, 2016, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted to our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We  also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for our management and investors. The supplemental operating data includes gross merchandise volumes and should not be considered a substitute for or superior to GAAP results.

Additionally, our guidance for Q2 fiscal year 2016 adjusted EBITDA and diluted EPS for, one; acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions; and two, for stock-based compensation costs, which we estimate to be approximately $3.5 million to $4 million for the second quarter of fiscal year 2016. These stock-based compensation costs are consistent with fiscal year 2015.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thanks, Julie. Good morning and welcome to our Q1 earnings call. I’ll review our Q1 performance and provide an update on key strategic initiatives, next Kathy Domino will provide more details on the quarter; finally Jorge Celaya a will provide our outlook for the current quarter.

Liquidity Services reported Q1 results in line with our GMV guidance and below the guidance range on adjusted EBITDA, due to weaker than anticipated volumes and pricing in our DoD business. Our Q1 results were dampened by sharply lower commodity prices which have adversely affected the pricing and volume of transaction in our DoD scrap and energy marketplaces.

As we commence fiscal year 2016, our focus remains on the long-term growth of our commercial and municipal government businesses, and building the most innovative services and capabilities in the global reverse supply chain industry in response to what our customers want and need to improve their own performance.

We are proud of the high-quality service we continue to provide clients and buyers in every major industry sector. We continue to expand our commercial and municipal government client base as our marketplace and integrated services are highly relevant to organizations seeking to manage total supply chain cost in the current business climate.

During the quarter, we signed over 30 new commercial accounts based on the strength of our asset management, valuation and sales solutions. Our state and local marketplace also added over 200 new agency clients including continued expansion in the Pacific Northwest and Canada.

Our vision is to build a better future for how Surplus assets are managed, valued and sold, which translates into a multi-billion dollar business opportunity. Fueled by this goal, we have continued to advance the design and development of our LiquidityOne platform, services and analytical tools to empower our clients to maximize bottom-line returns and elevate the reverse supply chain into a high-performing business function throughout the globe.

We’re also busy engineering a superior buyer experience to make it more convenient to search, find and buy any asset on our marketplaces. We continue to make good progress with this transformational investment program and expect our first marketplace to launch on our new platform this summer.

Additionally, we’ve identified new business opportunities centered on our emerging capabilities and we are continuing to allocate time and investment to bring these to market. We continue to involve customers in the review and design of our new product and service capabilities and are excited by their feedback and the new opportunities to grow our business over the long-term.

We  exited the quarter with $85.5 million in cash and a debt-free balance sheet to support our growth strategy. Current financial results reflect significant investment on our part, but do not yet reflect the new products, capabilities and business opportunities we are building at Liquidity Services.

Our willingness to invest in our business is a direct function of the significant growth opportunities we see ahead to leverage our knowledge, technology platform, network of customers and new capabilities.

Macro trends and globalization, the growth of e-commerce and increased emphasis on sustainability will drive the need for scalable global solutions to manage reverse supply chain activity. Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute our long -term growth strategy.

Now, let me turn it over to Kathy for more details on Q1 results.

Kathy Domino

Chief Accounting Officer

Thanks, Bill. We finished the first quarter of fiscal year 2016 at the midpoint of our guidance in GMV, but below guidance in adjusted EBITDA and adjusted EPS, primarily due to an unanticipated mix shift in property flows and lower than forecasted commodity prices in our DoD scrap business. We saw a strong performance in our state and local government business as we increased our number of sellers and continue to expand into the Western United States and Canada.

Next, I will comment on our first quarter results. Total GMV was $151.4 million. GMV in our GovDeals or state and local government marketplace increased to $52.1 million or 14.6% as we continue to add new clients, bringing total clients to over 8,300, and thus further penetrating the $3 billion state and local government market.

GMV in our DoD marketplaces decreased to $29 million or 42.6% as a result of decreased property flows from the DoD and lower commodity prices particularly in our Scrap business. GMV in our commercial marketplaces decreased to $70.3 million or 52.9% as a result of the sale of the Jacobs Trading Company business, the wind down of the NESA refurbishment business in Canada and reduced product flows in our retail and energy verticals.

Total revenue was $65.9 million. Technology and operations expenses decreased 15.1% to $22.8 million for the first quarter primarily due to decreases in staff and temporary wages, including performance -based compensation, primarily as a result of the sale of the Jacobs Trading business and wind down of the NESA business. As a percentage of revenue, these expenses increased to 34.6% from 21.5%, primarily due to the decrease in revenue discussed above.

Sales and marketing expenses decreased 8.9% to $9.5 million for the first quarter, primarily due to decreases in staff wages, including performance -based compensation. As a percentage of revenue, these expenses increased to 14.4% from 8.3%, primarily due to the decrease in revenue.

General and administrative expenses increased 5 .7 % to $10.1 million for the first quarter, which is not significant. As a percentage of revenue, general and administrative expenses increased to 15.3% from 7 .6%, primarily due to the decrease in revenue.

Adjusted EBITDA decreased 119.2% to negative $3.3 million for the first quarter, mostly due to the decreases in revenue in our commercial marketplaces and DoD businesses discussed above. Adjusted net income decreased 130.5%(sic) [130.6%] to negative $3.5 million for the first quarter. Adjusted diluted earnings per share decreased 130% to negative $0.11 for the first quarter based on approximately 30.5 million diluted weighted average shares outstanding.

During the first quarter, Liquidity Services used $8.3 million of operating cash flow, a decrease of 163.5% from prior year, partially due to increases in inventory related to new programs. We continue to have a strong debt -free balance sheet.

At December 31, 2015, we had a cash balance of $85 .5 million, which included current assets of $179.6 million, total assets of $282.8 million and $112.5 million in working capital. Capital expenditures during the quarter totaled $1.4 million. Our budget for capital expenditures for fiscal year 2016 is $8 million to $9.5 million.

I will now turn it over to Jorge, for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

Good morning. We remain focused on our 2016 strategic investments in our LiquidityOne transformation initiative to enhance the capabilities of our marketplace platforms, design and build new service offerings, and further our leadership position in how organizations manage and sell assets.

While, we fund and build this next-generation platform and integrate our core business solutions for both full- service and self-service capabilities, we will continue to support our as-is business on legacy systems. We expect to incur increased cost during this phase throughout 2016 and 2017, with project levels varying quarterly. In the second quarter 2016, we anticipate spending to be approximately $2 million in our LiquidityOne program.

Looking ahead, as we stated last quarter, we are resetting portions of our business including our DoD Surplus program to adjust for the new pricing and the continued drop in Scrap commodity prices, in addition to the persistent softness in the energy sector. As these headwinds continue, we expect to have periods of uneven financial performance as we execute our strategy.

As we look specifically to the second quarter, our comparative results reflect sale of the Jacobs Trading subsidiary, and cross currents that many have varying effects on the results. We increased spending in LiquidityOne for integration and development of new commercial capabilities, plus the significant downturn in commodity prices, which have reduced pricing and volume in our energy marketplace and our DoD scrap program, are expected to continue to negatively affect results as evidenced by  January Scrap commodity pricing trends.

We also typically experienced a seasonal low quarter for commercial capital assets. However, we anticipate our second quarter to be positively impacted by seasonality in our retail market and a more favorable mix under our DoD Surplus contract, as we also continue the growth in our state and municipal marketplace.

Management guidance for the next fiscal quarter is as follows. We expect GMV for the second quarter to range from $140 million to $160 million. We expect adjusted EBITDA to range from a negative $3 million to a positive $2 million, and adjusted earnings per diluted share to range from minus $0.11 to breakeven. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.5 million.

We will now take your questions.

Operator: [Operator Instructions] Our first question comes from the line of Dan Kurnos of Benchmark. Your line is open.

Dan L. Kurnos

The Benchmark Co. LLC

Great. Thanks. Good morning. Bill, look, I kind of want to just strip out all of the macro headwinds and some of  the one-offs here in the divestitures and focus just on the underlying commercial business for a second. So, maybe really just two questions for me. One, first, can you just talk about which verticals that you’re adding new partners in, since you talked about the 30 new commercial accounts? Just to have an understanding of kind of how the mix shift is evolving and whether or not capital assets versus a more traditional retail vent?

And then secondarily, as you go through this transition, I know that you’ve talked historically about your energy partners getting excited about being able to see all of the assets in one sort of centralized location, if you will. But can you may be just talk about; if you’ve seen any difficulties in adding buyers or new partners as you kind of work through this? And if you had any client churn as a result of this ongoing process and how people are sort of responding to the fact that you guys are in a transition period right now? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

First, the business is more diversified than it’s ever been. The commercial market is responding to the offerings in retail. The client wins, we referenced include a number of manufacturers who are looking for Liquidity to play a broad role in helping to manage the flow of return goods from the point of sale, as it could be physical stores or from distribution centers that conduct online sales, both in high value home improvement categories and housewares, consumer electronics, those are key opportunities for us. And we think we’ll continue to provide a suite of services for manufacturers that have been very relevant for them as they try to outsource production outside of United States and still have an efficient way to protect their brand with customers after the product hits the point of sale.

We have seen as all of you probably have noted in your coverage, a major change in the macro environment and the energy supply chain, energy prices are near 10-year lows, oil and – that’s driving reassessment of capital expenditures. And undoubtedly that affected results in the December quarter. Having said that, we continue to  add clients in the energy vertical. They’re looking for advice; they’re looking for valuation services. And I think  they‘re just into the new normal of where we are with commodity prices. So we think over time, Dan, there will be some activity in the energy vertical and we’re very well positioned to work with these clients, not just in the United States, but globally.

On the semiconductor space, it’s an area we continue to expand. We noted on the last call, we’ve had good activity in Asia Pacific region that continues for us. We’re investing in our Asia Pacific sales and account management teams to be a player in the Asia Pacific region. Our healthcare biopharma business is continuing to add new clients, some of these are penetrating existing accounts, in other cases, we’re winning RFP situations. I think when we go to RFP, we’re very well positioned. We have the depth of service and scale that few organizations have, and when that’s evaluated thoughtfully, we’re winning on a consistent basis.

I think the automotive market is another area we’re seeing new client wins, both in and outside of the United States. There are supply chains that are repositioning as product lines change, as end -consumer markets change, and we’re helping on some very significant transactions. That will be multi-year projects in the automotive space. So it’s really across the board.

On the buyer side, we’re all about making it easy and convenient for buyers to engage with their platforms on multiple devices to find through a consistent taxonomy, what they’re looking for and to conveniently settle their transactions with us.

So the front-end investment on the marketplace is unfolding. We will launch our first marketplace on the new Liquidity One platform this summer. We’ll have additional enhancements to that platform and sort of a waterfall approach to the next marketplace introductions thereafter. We’re also investing in our ERP and financial settlement back-end systems to make that scalable and secure for global commerce transactions, multinational transactions. So, we think the investment we’re making in the platform will be critical to sustaining our innovation and market leadership in this large global reverse supply chain industry.

We  have invited clients to participate in that process. We think that that voice of customers is important to the design and engineering of new products and services. We think people are enthusiastic about these investments we’re making. But they‘re not simplistic; it’s a complex engineering set of projects. And that’s why we think it enhances our competitive advantage over time. But it does require a long -term outlook, and that’s the way we’ve always approached our business since we opened our doors.

So, I think we’re seeing good receptivity both on the client side and on the buyer side. And we’re excited about the first installments of the LiquidityOne investment as we approach the summer.

Dan L. Kurnos

The Benchmark Co. LLC

Just to be clear, Bill, so you’re not – and maybe not to put words in your mouth, but you’re not seeing this transition now currently as a hindrance on your partner side? And then on the buyer side, any churn would probably be sort of during your waterfall implementation of the new platform starting this summer and it doesn’t sound like you’re forecasting any real impact from churn from the new platform implementation?

William P. Angrick

Chairman & Chief Executive Officer

No. We’re  not seeing any churn related to platform enhancements or rollout of new features and capabilities. I think the business is clearly affected year-over-year by – where we are in certain industry verticals. I think we mentioned our DoD scrap business has seen really kind of an acceleration of commodity price declines as we move through the end of last quarter, even into the current quarter in January. And the energy business is down significantly year-over-year, just because of the sentiment of being unclear as to where our price is going to settle out in the energy supply chain and when do you want to make the bet to start repurposing assets and converting some of these assets to cash. So, those are probably the biggest things we’ve seen in the commercial business affecting near-term results.

Dan L. Kurnos

The Benchmark Co. LLC

Great. And then just maybe one housekeeping question for Kathy, I guess, since she brought up the CapEx guidance. Q1 obviously, we spend a little bit lower than the pace for the full year. Just how should we think about CapEx spending and where might the increase come relative to what you spend in Q1 ? Thanks.

Kathy Domino

Chief Accounting Officer

Well, I think, we’re probably going to come in between $1 million and $2 million for next quarter. It’s hard to predict exactly what it’s going to run every quarter. It depends on where our programs are, how they’re moving along. But that would be my guess for next quarter, and then probably similar for the third quarter and fourth quarter as well.

Dan L. Kurnos

The Benchmark Co. LLC

Okay. Thanks guys.

Operator: Thank you. Our next question is from Colin Sebastian of Robert W. Baird. Your line is open.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Hi, guys. Thanks. First off, Bill, curious if you’re considering any additional reductions in fixed cost as you face both the macro headwinds and the changing business mix or are you comfortable at the size you are already?

And then, maybe a follow-up on the health of your relationships with the key commercial and retail clients. More specifically, if you are developing a pipeline either of currently inactive clients or new partners who are, for lack of a better term, teed up to rejoin or join the marketplaces when they roll out beginning this summer? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Sure. I think part of the business is making sure that you have a long-term view. And the infrastructure required  to sustain a global growth business is really what drives our investment decisions on, how we staff and manage the organization. Clearly, in certain areas, we are bearing the full cost today on the P&L of activities that are not reflected on the top-line.

We understand that, we understand that creating a drag on earnings in the current environment, in areas like software development project management, implementation teams that are involved in mapping our current processes to new innovative both front-end and back-end systems and then checking the boxes on things like stock compliance. That’s a significant investment.

Two points there, one: we would expect to have significant process innovation and simplification as we emerge from our transformation program, and two: we will have opportunities for efficiencies on the front–end and the back-end of our business in so many ways, marketing to buyers, serving clients, how we track and manage data, provide that data internally and externally. And so there is a payout for us. But we have to continue to fund high - quality teams to make those new products and services come to life.

For individual programs, we’re always looking to manage things efficiently. And so, with respect to programs that have change of scope, for example our DoD Surplus program, we will always make adjustments over time to reflect what we think is the new scope of work.

But I think why we’re enthusiastically investing in the business. We think we’re well positioned to reap returns from this effort and investment. And new services and new capabilities are part of that investment process. And we’re excited to bring those to market.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Thanks. And on near term basis, how much visibility do you have for this current quarter, the outlook, I mean, you mentioned a lot of moving parts and some of the risks to the outlook. But I would assume at this point, you have a pretty good handle at least on the volume side? Is that fair?

William P. Angrick

Chairman & Chief Executive Officer

Well, you saw in the last quarter, we were within the range on the volume. I think we have good visibility. We’ve – as Jorge noted, the retail supply chain business has a seasonal bump in the March quarter, we’re to your earlier question, strong, healthy relationships in that vertical, new products flowing in that vertical, strong pipeline.

In the industrial capital assets business, that’s where it’s a little lumpier. Some of those key client wins, these are very large clients, very large projects. So those result in multi-million dollar project, GMV opportunities. And those are some things that are less dependent on what we plan advantage in our organization more on how these clients unwind facilities, resolve human capital decisions or exiting business, merger integration decisions. But we think our guidance adequately captures the range of outcomes and we stand by that.

Colin A. Sebastian

Robert W. Baird & Co., Inc. (Broker)

Okay . Thanks, Bill.

Operator: Thank you. [Operator Instructions] Our next question is from Rohit Kulkarni of RBC Capital Markets. Your line is open.

Jim Shaughnessy

RBC Capital Markets LLC

Hi, good morning. This is Jim Shaughnessy stepping in for Rohit this morning. Just a quick one from us on Liquidity One. Any comments around how the progress has tracked versus your initial expectations? And I guess, as a quick follow-up, what can we expect from the outside to determine measurable progress between quarters? Any comments on that would be helpful. Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Sure. Well, we’ve highlighted that. LiquidityOne is a multidimensional project. It involves people, process and underlying IT systems. The process work is internal to the company, unlikely that you would see that, we will be introducing a product, a marketplace platform implementation in the summer. And you’d certainly be able to see that.

In terms of how we operationalize LiquidityOne, I think we’ll be able to introduce new lines of business and new self-service capabilities that will just be another pathway for clients to work with us. And to leverage our buyer network, our marketing and merchandising skills and the valuation services that we provide. So that’s something that we’re planning to manage.

And I think we’ll have more flexible, adaptable systems and the ability to use our marketplaces even of service to drive sales channels for significant industry verticals over time. And that’ll be something that I think will be visible over time as we take that to market.

Jim Shaughnessy

RBC Capital Markets LLC

Thanks.

Operator: Thank you. And our next question is from Gary Prestopino of Barrington Research. Your line is open.

Matthew Gall

Barrington Research Associates, Inc.

Hi, good morning, this is Matt Gall filling in for Gary. Just had a couple quick questions. The first one just regarding the tax rate, I think it was addressed in the release this morning kind of the range could vary from 30% to 40%, this quarter just slightly below that. What would cause any up -tick on that tax rate periodically as you look out over the next couple of quarters?

Jorge A. Celaya

Chief Financial Officer & Executive Vice President

Well look, this is Jorge. You can imagine the tax rate is dependent on a lot of variables. What we would expect going forward is a tax rate similar to our first quarter tax rate of just under 30%. So looking forward that’s what I would assume for the time being. As we see mix -changes or adjustments between foreign and domestic taxes, we would adjust accordingly. But the 29% to 30% is what you should look forward to this year through the end of this fiscal year.

Matthew Gall

Barrington Research Associates, Inc.

Okay, thanks, that’s helpful. And then, one other just quick more macro question. Bill, you had mentioned retail vertical might see a seasonal bump here in Q2. And in the release you had mentioned some of the increased adoption for your returns management services. Could you just maybe expand on what you’re seeing in the retail channels and what your retail clients are looking for and how that plays out as far as longer-term trend as you build-out those services?

William P. Angrick

Chairman & Chief Executive Officer

So, I think we observe macro trends in growth of online, retail and omni-channel retail. The increased complexity there requires help in the reverse supply chain. And what clients are wanting is a scale level so that we can help them track and manage products across all of their locations, provide the pre and post sell logistics, gathering assets physically being able to assess value, refurbish assets and also be able to take those for the right sales channel for maximum value.

I think that’s where we provide the full one-stop shop solution for large manufacturers who are typically controlling their intellectual property, their designs and are looking to limit their investment in, after sales support. So we feel that that’s a growth opportunity. We have a number of really strong case studies and reference clients to grow in that direction. We’re excited about expanding our platform throughout that supply chain.

And the opportunity is to reduce complexity and how the vendors in the retail supply chain have to deal with product that’s either returned or unsold or has to be removed from sales channels of their partners and also to protect their brand in that secondary marketplace. So that’s a key trend for us.

I think also the ability to reduce transportation cost, reduce waste is another key driver for why people choose Liquidity Services. I think just the level of reliability; we’re a company that has the ability to deploy multiple pricing models, fully dedicated service teams, to work with clients, just about any environment. And we continue to grow our buyer base.

I mean, we have lots of competitive sales channels to drive recovery for our clients. And that can range anywhere from export markets, B2Bmarkets and even B2C channels. So, we’re well positioned to help that retail supply chain reduce the inefficiency and uncover new avenues of revenue and return.

Matthew Gall

Barrington Research Associates, Inc.

All right. Great. That’s helpful. Thank you very much. Best of luck.

Operator: Thank you. And that concludes our Q&A session for today. I would now like to turn the call back to Julie Davis for any further remarks.

Julie Davis

Senior Director-Investor  Relations

And that concludes our time for today’s call. Thank you for your participation. We will be available for any follow - up questions you have. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today ‘s conference. This does conclude today‘s program. You may all disconnect. Everyone have a great day.